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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                ------------

                                SCHEDULE 13G
                               (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                          (Amendment No.  2  )(1)
                                        -----

                                AMX CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                   COMMON STOCK, $.01 PAR VALUE PER SHARE
                   --------------------------------------
                       (Title of Class of Securities)

                               001801 10 9
                     ----------------------------------
                              (CUSIP Number)


     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Peter D. York
     S.S.####-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       597,984
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    597,984
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     597,984
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                           /X/
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     7.2%
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(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------

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ITEM 1(A).  NAME OF ISSUER
     AMX Corporation
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
     11995 Forestgate Drive, Dallas, Texas 75243
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ITEM 2(A).  NAME OF PERSON(S) FILING
     Peter D. York
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
     11995 Forestgate Drive, Dallas, Texas 75243
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ITEM 2(C).  CITIZENSHIP
     United States
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
     Common Stock, $.01 par value
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ITEM 2(E).  CUSIP NUMBER
     001801 10 9
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
  CHECK WHETHER THE PERSON FILING IS A
     Not applicable
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ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        597,984*
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        7.2%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              597,984
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              -0-
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              597,984
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              -0-
              -----------------------------------------------------------------

* Includes 114,864 shares such reporting person is deemed to beneficially own pursuant to the right to acquire such shares upon the exercise of options.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not Applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable
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ITEM 10. CERTIFICATION
         Not Applicable
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 11, 1998
                                       ----------------------------------------
                                       (Date)

                                       /s/ Peter D. York
                                       ----------------------------------------
                                       (Signature)

                                       Peter D. York
                                       ----------------------------------------
                                       (Name/Title)